EXHIBIT 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CHAPARRAL STEEL COMPANY

Chaparral Steel Company (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

I. That the Corporation was originally incorporated in Delaware upon filing its original Certificate of Incorporation with the Secretary of the State of Delaware on February 22, 2005.

II. The Certificate of Incorporation of the Corporation shall be amended and restated in its entirety as follows:

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

First.

The name of this corporation is Chaparral Steel Company.

Second.

Its principal office in the State of Delaware is located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name and address of its resident agent is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

Third.

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth.

The total number of shares of all classes of stock which this corporation is authorized to issue is One Hundred Ten Million (110,000,000) shares, of which One Hundred Million (100,000,000) shares shall be Common Stock of the par value of $.01 each, and Ten Million (10,000,000) shares shall be Preferred Stock of the par value of $.01 each (hereinafter sometimes referred to as the Preferred Stock).

PREFERRED STOCK

The Board of Directors is authorized by resolution or resolutions to provide for the issuance from time to time of Preferred Stock, whether now or hereafter authorized, in one or more classes or series, or securities convertible into shares of its stock, in one or more classes or series, without further stockholder approval. As provided by law, the Board of Directors is empowered to fix or alter the powers, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), liquidation and other preferences, and other special rights of any class or series of Preferred Stock, whether now or hereafter authorized, and the number of shares constituting any such class or series and the designation thereof, and to increase or decrease the number of shares of any class or series subsequent to the issue of shares of that class or series, but not below the number of shares of such class or series then outstanding. In case the number of shares of any class or series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such class or series.

COMMON STOCK

1. Subject to all of the rights of the Preferred Stock, dividends may be paid upon the Common Stock as and when declared by the Board of Directors out of any funds legally available therefor.

2. Upon any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, and after paying or providing for the payment to the holders of shares of all series of the Preferred Stock of the full distributive amounts to which they are respectively entitled, the remaining net assets of the corporation shall be distributed pro rata to the holders of the Common Stock.

3. Except as otherwise expressly provided herein or as fixed in any resolution or resolutions adopted by the Board of Directors as provided herein with respect to any series of the Preferred Stock and except as otherwise may be required by law, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, each holder of Common Stock being entitled to one vote for each share thereof held. The holders of a majority of the stock of the corporation entitled to vote must be present in person or by proxy at each meeting of the stockholders to constitute a quorum, less than a quorum, however, having power to adjourn.

GENERAL

1. No holder of any stock of the corporation shall have any preemptive right to subscribe to any or all additional issues of stock of the corporation of any or all classes or series thereof, or to any securities of the corporation convertible into such stock.

2. The corporation shall be entitled to treat the person in whose name any share, right or option is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in such share, right or option on the part of any other person, whether or not the corporation shall have notice thereof, save as may be expressly provided by the laws of the State of Delaware.

3. A director shall be fully protected in relying in good faith upon the books of account of the corporation or statements prepared by any of its officials as to the value and amount of the assets, liabilities and/or net profits of the corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid.

4. Without action by the stockholders, the shares of stock may be issued by the corporation from time to time for such consideration as may be fixed from time to time by the Board of Directors thereof, and any and all such shares so issued, the full consideration for which has been paid or delivered, shall be deemed fully paid stock and not liable to any further call or assessment thereon, and the holder of such shares shall not be liable for any further call or assessment thereon, or for any other payment thereon.

Fifth.

The minimum amount of capital with which the corporation will commence business is One Thousand and No/100 ($1,000.00) Dollars.

Sixth.

The name and mailing address of the incorporator are as follows:

Name	Mailing Address
Frederick G. Anderson	1341 W. Mockingbird Lane Suite 700W Dallas, TX 75247

Seventh.

This corporation is to have perpetual existence.

Eighth.

The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

Ninth.

All corporate powers shall be exercised by the Board of Directors, except as otherwise provided by statute or by this Certificate of Incorporation.

The Board of Directors shall be divided into three classes, each class being as nearly equal in number as possible. The members of the first class shall hold office for a term of one year; the members of the second class shall hold office for a term of two years; the members of the third class shall hold office for a term of three years. At all annual elections thereafter directors shall be elected by the stockholders for a term of three years to succeed the directors whose term then expires; provided that nothing herein shall be construed to prevent the election of a director to succeed himself. The directors of the corporation shall be elected by the stockholders of the corporation at the time and in the manner specified in the Bylaws of the corporation, subject to the provisions of this Certificate of Incorporation. The election of directors need not be by written ballot.

Tenth.

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized:

1. To fix, determine and vary from time to time the amount to be maintained as surplus and the amount or amounts to be set apart as working capital.

2. To set apart out of any of the funds of the corporation available for dividends, a reserve or reserves for any proper purposes and/or to abolish any such reserve in the manner in which it was created.

3. By resolutions adopted by the majority of the entire Board of Directors, to make, amend, alter, change, add to or repeal Bylaws for the corporation without any action on the part of the stockholders. The stockholders of the corporation shall not make, amend, alter, change, add to or repeal Bylaws of the corporation, either directly or by way of amending the Certificate of Incorporation of this corporation, except by the affirmative vote of the holders of 75 percent or more of the combined voting power of the then outstanding shares of stock of all classes and series of the corporation entitled to vote generally in the election of directors, voting together as a single class, at a duly called meeting of the stockholders, provided that notice of the proposed change in the Bylaws is contained in the notice of the meeting. In addition to any requirement of law or any other provision of this Certificate of Incorporation or of the Bylaws of this corporation, the affirmative vote of the holders of 75 percent or more of the combined voting power of the then outstanding shares of stock of all classes and series of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, this Section 3 of this Article Tenth.

4. To authorize and cause to be executed mortgages and liens without limit as to amount upon the real and personal property of the corporation, including after acquired property.

5. From time to time to determine whether and to what extent and at what times and places and under what conditions and regulations the books and accounts of this corporation or any of them other than the stock ledger, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account or book or document of the corporation, except as conferred by law or authorized by resolution of the directors or of the stockholders.

6. To authorize the payment of compensation to the directors for services to the corporation, including fees for attendance at meetings of the Board of Directors and of Committees thereof, and to determine the amount of such compensation and fees.

7. To sell, lease or exchange all of its property and assets, including its good will and its corporate franchises upon such terms and conditions and for such consideration which may be in whole or in part shares of stock in and/or other securities of any other corporation or corporations when and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders’ meeting duly called for that purpose or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding.

8. This corporation may in its Bylaws, confer powers additional to the foregoing upon the directors, in addition to the powers and authorities expressly conferred upon them by law.

Eleventh.

1. A director of the corporation shall not be disqualified by his office from dealing or contracting with the corporation, either as a vendor, purchaser or otherwise, nor shall any transaction or contract of the corporation be void or voidable by reason of the fact that any director or any firm of which any director is a member or any corporation of which any director is a share holder, officer or director is in any way interested in such transaction or contract, provided that such transaction or contract is or shall be authorized, ratified or approved either (1) by a vote of a majority of a quorum of the Board of Directors or of the Executive Committee without counting in such majority or quorum any director so interested, or member of a firm so interested, or a stockholder, officer or director of a corporation so interested, or (2) by the written consent or by the vote at any stockholders’ meeting of the holders of record of a majority of all the outstanding shares of stock of the corporation entitled to vote, nor shall any director be liable to account to the corporation for any profits realized by or from or through any such transaction or contract of the corporation authorized, ratified or approved as aforesaid by reason of the fact that he or any firm of which he is a member, or any corporation of which he is a stockholder, officer or director was interested in such transaction or contract. Nothing herein contained shall create liability in the events above described or prevent the authorization, ratification or approval of such transactions or contracts in any other manner permitted by law.

Any contract, transaction or act of the corporation or of the Board of Directors which shall be ratified by a quorum of the stockholders entitled to vote at any annual meeting or at any special meeting called for that purpose shall be valid and binding as though ratified by every stockholder of the corporation; provided, however, that any failure of the stockholders to approve or ratify such contract, transaction or act when and if submitted, shall not be deemed in any way to invalidate the same or to deprive the corporation, its directors or officers of their right to proceed with such contract, transaction or action.

2. The corporation shall indemnify every person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the corporation, by reason of the fact that said person is or was a director or officer of the corporation, or is or was serving in any capacity another corporation, partnership, joint venture, trust or other enterprise at the request of the corporation, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred by said person in connection with such action, suit or proceeding, to the full extent permitted by the Delaware General Corporation Law or any other applicable law in effect from time to time. The corporation may, by action of its Board of Directors, provide indemnification to employees or agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers. Expenses (including attorneys’ fees) incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by the corporation in advance of the final disposition of any such action, suit or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified as authorized in this Section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate. The indemnification provided in this Section shall not be deemed exclusive of any other right to which a person seeking indemnity may be entitled under any law (common or statutory), agreement, vote of stockholders or disinterested directors or otherwise, both as to action in said person’s official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the corporation, and shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the estate, heirs, executors and administrators of said person. All rights to indemnification under this Section shall be deemed to be a contract between the corporation and each director, officer, employee or agent of the corporation who serves or served in such capacity at any time while this Section is in effect. Any repeal or modification of this Section or any repeal or modification of relevant provisions of the Delaware General Corporation Law or any other applicable laws shall not in any way diminish any rights to indemnification of such director, officer, employee or agent of the corporation hereunder. The corporation may purchase and maintain insurance in such principal amounts as shall be approved by resolution of the Board of Directors of the corporation from time to time to protect itself and each said person against any liability asserted against and incurred by said person in any such aforesaid capacity, or arising out of said person’s status as such, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law. If this Section or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director, officer, employee and agent of the corporation as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the corporation, to the full extent permitted by any applicable portion of this Section that shall not have been invalidated and to the full extent permitted by applicable law.

3. To the fullest extent permitted by the Delaware General Corporation Law, directors and former directors of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

Twelfth.

If the corporation has at least two stockholders of record, any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders of the corporation and may not be effected by any consent in writing by such stockholders. In addition to any requirement of law or any other provision of this Certificate of Incorporation or of the Bylaws of this corporation, the affirmative vote of the holders of 75 percent or more of the combined voting power of the then outstanding shares of stock of all classes and series of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, this Article Twelfth.

Thirteenth.

If the Bylaws so provide, the stockholders and directors shall have power to hold their meetings, to have an office or offices and to keep the books of this corporation (subject to the provisions of the statutes), outside the State of Delaware, at such places as may from time to time be designated by the Bylaws or by resolution of the directors.

Fourteenth.

This corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights conferred on officers, director and stockholders herein are granted subject to this reservation.

Fifteenth.

1. Except as set forth in Paragraph 2. of this Article Fifteenth, the affirmative vote of the holders of eighty percent (80%) of the outstanding stock of the corporation entitled to vote shall be required for:

(i) any merger or consolidation to which the corporation or any of its subsidiaries and an Interested Person (as hereinafter defined) are parties;

(ii) any sale or other disposition by the corporation, or any of its subsidiaries, of all or any substantial part of its assets to an Interested Person;

(iii) any purchase or other acquisition by the corporation, or any of its subsidiaries, of all or any substantial part of the assets of an Interested Person; and

(iv) any other transaction with an Interested Person which requires the approval of the stockholders of the corporation under the Delaware General Corporation Law, as in effect from time to time.

2. The provisions of Paragraph 1. shall not be applicable to any transaction approved by vote of eighty percent (80%) of the Board of Directors if, at the time of the Board’s approval of such transaction, the Board included no director whose election had been effected by the vote of an Interested Person in opposition to the recommendation of Management, and the transaction provides that the stockholders receive for their shares cash or other consideration equal to, or greater than, the highest price paid by an Interested Person for any shares of the corporation (including brokerage commissions and/or soliciting dealers’ fees).

3. As used in this Article Fifteenth the term “Interested Person” shall mean any person, firm or corporation, or any group thereof acting or intending to act in concert, including any person directly or indirectly controlling or controlled by or under direct or indirect common control with such person, firm or corporation or group, which owns of record or beneficially, directly or indirectly, five percent (5%) or more of any class of voting securities of the corporation.

4. The Board of Directors of the corporation shall have full power and authority to interpret, construe and apply the provisions of this Article Fifteenth.

5. The affirmative vote of the holders of eighty percent (80%) of the outstanding stock of the corporation entitled to vote shall be required to amend, alter or repeal this Article Fifteenth.

6. For purposes of any vote required by this Article Fifteenth, all classes of voting stock of the corporation shall be considered as one class.

The undersigned, being an officer of Chaparral Steel Company, does make and file this Certificate of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly hereunto has set his hand this 7th day of June, 2005.

/s/ Tommy A. Valenta
Name: Tommy A. Valenta
Title: President and Chief Executive Officer